Exhibit 99.1

IKON INCREASES SHARE REPURCHASE AUTHORIZATION BY $200 MILLION

FOR RELEASE: TUESDAY, APRIL 24, 2007

MALVERN, Pa.— IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, today announced that the Company’s Board of Directors increased its share repurchase authorization by $200 million, to $600 million in total. Since the Company’s share repurchase program began in March 2004, the Company has repurchased approximately 30 million shares, totaling $351 million, through March 31, 2007.

As a reminder, IKON will hold its quarterly earnings conference call on Thursday, April 26, 2007 at 10 a.m. E.D.T. All interested parties are invited to listen to IKON’s Chairman and Chief Executive Officer, Matthew J. Espe, and Senior Vice President and Chief Financial Officer, Robert F. Woods, discuss results for the second fiscal quarter ended March 31, 2007, related highlights and forward-looking guidance. The live audio broadcast of the call, with slides, will be available via IKON’s Investor Relations homepage, which can be accessed at http://www.ikon.com by clicking on About IKON and then Investor Relations and then Calendar & Presentations, or by calling 201-689-8261 to participate. Listeners should access the website at least 10 minutes early to register for the presentation. A complete replay, with slides, will also be available on IKON’s Investor Relations homepage under Calendar & Presentations two hours after the call ends through the next quarterly reporting period. A telephone replay of the conference call will also be available two hours after the call through midnight E.T. on April 30, 2007, by calling 877-660-6853 or 201-612-7415 and entering account number 270 and conference number 237242.

About IKON
IKON Office Solutions, Inc. (www.ikon.com), the world’s largest independent channel for copier, printer and MFP technologies, delivers integrated document management solutions and systems, enabling customers worldwide to improve document workflow and increase efficiency. IKON integrates best-in-class systems from leading manufacturers, such as Canon, Ricoh, Konica Minolta, Kyocera Mita, EFI and HP, and document management software from companies like Captaris, Kofax, eCopy and others, to deliver tailored, high-value solutions implemented and supported by its global services organization—IKON Enterprise Services. With fiscal year 2006 revenue of $4.2 billion, IKON has approximately 25,000 employees in over 400 locations throughout North America and Western Europe.

IKON Office Solutions® and IKON: Document Efficiency at Work® are trademarks of IKON Office Solutions, Inc. All other trademarks are the property of their respective owners.

(FIKN)
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